Exhibit 99

Integrated Freight Corporation Names New SEC Audit Firm

Danbury, Connecticut – March 4, 2016.   Integrated Freight Corporation (OTC PINK: IFCR) today announced that it has engaged Stevenson & Company CPAs LLC as its new audit firm.

Integrated Freight’s former auditor, DKM Certified Public Accountants, the Company’s independent audit firm for fiscal years ended March 31, 2013 and 2014, resigned as our independent audit firm on July 10, 2015 after learning of an investigation by the Securities and Exchange Commission (SEC) which resulted in the SEC’s termination on December 10, 2015of that firm’s privilege to practice before the SEC.

David N. Fuselier, Integrated Freight CEO stated, “This recent ruling was a significant setback for our Company.  Any delay in achieving full compliance with SEC reporting requirements impacts IFCR’s progress toward up listing to OTCBB and capital formation.  However, it should be noted that our Company was not at fault and had no responsibility whatsoever in this ruling.”

According to Jace Simmons, IFCR’s CFO, “In spite of this setback, we have hired a new audit firm and are moving forward as rapidly as possible to becoming fully compliant with the SEC’s reporting requirements. Our subsidiary trucking operations are unaffected by these events.”

As a result of the SEC ruling, the Company must have fiscal year 2014 re-audited by Stevenson & Company for inclusion in its annual report on Form 10-K for the 2015 fiscal year.

About Integrated Freight Corporation

Integrated Freight Corporation  provides long-haul, regional and local motor freight service. For its customers, the Company provides dry van and hazardous waste truckload services in well-established traffic lanes in the Upper Midwest, Texas, California and along the Atlantic seaboard. For its shareholders, Integrated Freight acquires operating motor freight companies that build, maintain and deliver shareholder value. The Company's corporate mission is to be the best niche motor carrier in North America.

Forward Looking Statements

This press release may contain forward-looking statements, made in reliance upon Section 21D of the Exchange Act of 1934, which involve known and unknown risks, uncertainties or other factors that could cause actual results to differ materially from the results, performance, or expectations implied by these forward-looking statements. The Company's expectations, among other things, are dependent upon economic conditions, continued demand for its products, the availability of raw materials, retention of its key management and operating personnel, its ability to operate its subsidiary companies effectively, need for and availability of more capital as well as other uncontrollable or unknown factors which are more fully disclosed in the Company's 10-Ks and 10-Qs on file with the Securities and Exchange Commission.